UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2006

CITADEL BROADCASTING CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-31740	51-0405729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

City Center West, Suite 400

7201 West Lake Mead Blvd.

Las Vegas, Nevada 89128

(Address of Principal executive offices, including Zip Code)

(702) 804-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 26, 2006, Citadel Broadcasting Corporation (“Citadel”) entered into an agreement (the “Agreement”) with Robert G. Freedline with respect to his employment as Chief Financial Officer of Citadel. The description below is a summary of the material terms of the Agreement and is qualified in its entirety by the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this summary in its entirety. Capitalized terms used in this summary but not otherwise defined herein shall have the meanings attributed to them in the Agreement.

Employment Term

Subject to certain terms and conditions contained in the Agreement, Mr. Freedline will be employed by Citadel for the period beginning on May 26, 2006 and ending on May 25, 2009.

Compensation

Mr. Freedline’s annual base salary will be $500,000. This base salary will be reviewed at least annually and may be increased by the Compensation Committee, but may not be decreased without Mr. Freedline’s consent.

Mr. Freedline will be eligible to receive an annual incentive bonus during the term of his employment, which will be subject to the review of Mr. Freedline’s performance by the Compensation Committee. Mr. Freedline’s target incentive bonus opportunity will be $300,000 for the year ending December 31, 2006 and, for each subsequent calendar year, will not be less than one year of base salary at the highest rate in effect during such year.

Mr. Freedline has been granted two initial equity incentive awards under Citadel’s Amended and Restated 2002 Long-Term Incentive Plan: (1) 100,000 shares of time-vesting restricted stock and (2) an option to purchase 150,000 shares of Citadel common stock at the closing trading price of a share of Citadel common stock on the New York Stock Exchange on May 26, 2006, the day on which such options were granted. Each of these awards will vest in one-third installments on each of May 25, 2007, 2008 and 2009, subject to Mr. Freedline’s continuous employment with Citadel through the applicable vesting date. The vesting of these awards will accelerate under certain circumstances described in the Agreement if there is a Change in Control of Citadel. The nonvested stock grant is subject to the terms and conditions of a restricted stock agreement that do not differ materially from the terms and conditions included in Citadel’s form of restricted stock agreement for executive officers. During the vesting period of the nonvested stock, Mr. Freedline will have all of the rights of a stockholder with respect to such shares (except for the right to transfer the shares), including the right to vote the shares and to receive all dividends or other distributions paid or made with respect to the shares. The options granted to Mr. Freedline prior to the ex-dividend date of the special dividend that Citadel will pay to its stockholders pursuant to the merger agreement between Citadel and The Walt Disney Company dated February 6, 2006 in connection with Citadel’s expected business combination with the ABC Radio Network and ABC radio stations will be adjusted to preserve the fair market value of such options as a result of the payment of the special dividend.

Mr. Freedline will be eligible to receive additional equity grants of comparable value and on comparable terms in each of the second and third years of his employment with Citadel.

During the term of his employment, Mr. Freedline also will receive employee benefits and be eligible to participate in all employee benefit plans of Citadel in a manner commensurate with other senior executive officers of Citadel, other than Citadel’s chief executive officer.

Termination of Employment; Severance

In the event that Mr. Freedline’s employment terminates at the end of the term of the Agreement, Mr. Freedline would be entitled to: (1) the vesting of 50% of all nonvested equity awards held by him as of the date of such termination and (2) a lump sum payment equal to the sum of: (a) any accrued obligations owing to Mr. Freedline and (b) a pro rata bonus amount.

In the event that Mr. Freedline’s employment ends as a result of his death or disability, Mr. Freedline (or his estate) would be entitled to: (1) a lump sum payment equal to the sum of: (a) any accrued obligations owing to Mr. Freedline and (b) a pro rata bonus amount; (2) continued medical, dental, life insurance, disability and other welfare benefits for one year or the value of such benefits in cash if Mr. Freedline is not permitted by Citadel’s plans at the time of termination to receive such benefits; and (3) if such termination occurs on or after November 26, 2007, all nonvested equity awards held by Mr. Freedline as of the date of such termination shall become vested upon such termination; otherwise, all nonvested equity awards held by Mr. Freedline as of the date of such termination shall be canceled upon such termination.

In the event Citadel terminates Mr. Freedline’s employment without Cause or if Mr. Freedline resigns with Good Reason (including, but not limited to, because of a reduction in his base salary or material reduction or discontinuance of any material benefit plan, the failure to award his incentive bonus under certain circumstances, the failure to award his additional equity grants, certain changes in his position, duties or responsibilities and certain relocations of his principal place of employment), Mr. Freedline would be entitled to: (1) a lump sum payment equal to the sum of: (a) any accrued obligations owing to Mr. Freedline, (b) a pro rata bonus amount, (c) one year of base salary at the rate then in effect, and (d) (i) if Mr. Freedline is terminated without Cause or Mr. Freedline terminates for Good Reason other than as a result of a failure by Citadel to award an incentive bonus in an amount equal to at least (x) $300,000 for the year ended December 31, 2006 or (y) 75% of the target incentive bonus opportunity for any year ending after December 31, 2006, the greater of (A) 100% of the target incentive bonus opportunity for the year in which the termination occurs or (B) 100% of the incentive bonus awarded to Mr. Freedline in respect of the most recent year for which an incentive bonus has been awarded; provided, that if the year referred to in clause (B) ended on December 31, 2006, then the amount referred to in such clause will be 125% of the incentive bonus awarded in respect of the year ended on December 31, 2006, or (ii) if Mr. Freedline terminates for Good Reason as a result of a failure by Citadel to award an incentive bonus in an amount equal to at least $300,000 for the year ended December 31, 2006, 75% of the target incentive bonus opportunity for the year ending December 31, 2007, or (iii) if Mr. Freedline terminates for Good Reason as a result of a failure by Citadel to award an incentive bonus in an amount equal to at least 75% of the target incentive bonus opportunity for any year ending after December 31, 2006, 100% of the greater of (x) the incentive bonus awarded for the most recently completed year or (y) the incentive bonus awarded for the year immediately preceding the most recently completed year, provided, that if the year referred to in clause (y) ended on December 31, 2006, then the amount referred to in such clause will be equal to 125% of the incentive bonus awarded in respect of the year ended on December 31, 2006; (2) continued medical, dental, life insurance, disability and other welfare benefits for one year or the value of such benefits in cash if Mr. Freedline is not permitted by Citadel’s plans at the time of termination to receive such benefits; and (3) accelerated vesting of any nonvested equity awards granted under the Agreement and held by Mr. Freedline on the date of termination.

In the event Citadel terminates Mr. Freedline’s employment without Cause or Mr. Freedline resigns with Good Reason in connection with a Change in Control, (i) at the request of any third party participating in or causing a Change in Control or (ii) within one year following a Change in Control, Mr. Freedline would be entitled to: (1) a lump sum payment equal to the greater of (x) such amount he would otherwise be entitled to upon a termination without Cause or with Good Reason and (y) the sum of: (a) any accrued obligations owing to Mr. Freedline, (b) a pro rata bonus amount, (c) base salary at the rate then in effect for the remainder of the term of the Agreement, and (d) an amount equal to the product of (x) the number of days remaining in the term of Mr. Freedline’s employment divided by 365, multiplied by (i) the greater of (A) 100% of the target incentive bonus opportunity for the year in which the termination occurs or (B) 100% of the incentive bonus awarded to Mr. Freedline in respect of the most recent year for which an incentive bonus has been awarded; provided, that if the year referred to in clause (B) ended on December 31, 2006, then the amount referred to in such clause will be 125% of the incentive bonus awarded in respect of the year ended on December 31, 2006.

No severance benefits (other than accrued salary, benefits and other obligations) are payable in the event of the termination of Mr. Freedline’s employment by Citadel for Cause or by Mr. Freedline without Good Reason.

Other Provisions

Mr. Freedline is party to a consulting agreement with his former employer under which he has agreed to provide consulting services of limited scope relating to such former employer’s business during his period of service with such employer and its predecessors. Mr. Freedline may continue to perform services under the consulting agreement so long as they do not interfere with his performing services for Citadel or result in any conflict of interest.

Citadel has agreed to indemnify Mr. Freedline (and to gross him up for taxes resulting from the indemnity payment), if, under certain circumstances described in the Agreement, (1) an excise tax under Section 280G of the Internal Revenue Code is imposed on amounts paid to him in connection with a Change in Control or (2) additional tax or interest under Section 409A of the Internal Revenue Code is imposed on or in respect of a payment or benefit received by him, so that, in either case, he will be in the same tax position as if such excise tax or additional tax or interest had not been imposed.

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c) On June 2, 2006, Citadel issued a press release announcing the appointment of Robert G. Freedline as Chief Financial Officer of Citadel, and as principal financial officer and principal accounting officer. A copy of the press release is attached hereto as Exhibit 99.1.

Prior to joining Citadel, Mr. Freedline (age 48) served as the Senior Vice President, Treasurer of Viacom Inc. from May 2002 to May 2005. Prior to that time, he served as the Vice President and Treasurer of Viacom from May 2000 to May 2002. From May 1998 to May 2000, he served as Vice President and Controller of CBS Corporation. Immediately prior to his appointment, Mr. Freedline provided consulting services to Citadel.

Mr. Freedline’s employment with Citadel is subject to the terms and conditions set forth in the Employment Agreement dated May 26, 2006 between Citadel and Mr. Freedline, which is incorporated herein by reference and described under Item 1.01 of, and filed as Exhibit 10.1 to, this Current Report on Form 8-K.

Patricia Stratford, who has served as Citadel’s Acting Chief Financial Officer since October 1, 2005, will continue her employment with Citadel as Senior Vice President Finance and Administration and Assistant Secretary.

Item 9.01   Financial Statements and Exhibits

(d)	Exhibits:

10.1	Employment Agreement dated May 26, 2006 by and between Citadel and Robert G. Freedline.
99.1	Press Release issued by Citadel dated June 2, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL BROADCASTING CORPORATION

Date: June 2, 2006	By:	/s/ Patricia Stratford
	Name:	Patricia Stratford
	Title:	Assistant Secretary